Exhibit 99.1

B&G Foods Announces Leadership Appointments

— Appoints Chief Supply Chain Officer, Chief Commercial Officer and Chief Customer Officer —

— Announces Retirement of Executive Vice President of Sales & Marketing —

PARSIPPANY, N.J., February 26, 2019 — B&G Foods, Inc. (NYSE: BGS) announced today the appointments of Erich A. Fritz to the position of Executive Vice President and Chief Supply Chain Officer, Jordan E. Greenberg to the position of Executive Vice President and Chief Commercial Officer and Ellen M. Schum to the position of Executive Vice President and Chief Customer Officer.  All three appointments are effective March 11, 2019.  The Company also announced that Vanessa E. Maskal, the Company’s Executive Vice President of Sales and Marketing plans to retire on April 5, 2019.

Commenting on the appointments, Kenneth G. Romanzi, who currently serves as Executive Vice President and Chief Operating Officer and, as previously announced, will become B&G Foods’ next President and Chief Executive Officer on April 6, 2019, said, “I am delighted that Erich Fritz has agreed to join B&G Foods as our Chief Supply Chain Officer.  Erich is an industry veteran and a proven leader.  In his role as Chief Supply Chain Officer, Erich will be responsible for our end-to-end supply chain from procurement to delivery to our customers, quality assurance, research & development, information technology and post-acquisition supply chain integration.  Erich will partner with Bill Herbes, our Executive Vice President of Operations, and his team to continue to evolve our operations to become more efficient and effective.”

“Since our acquisition of Green Giant in late 2015, Jordan Greenberg and his team have done a tremendous job reawakening the iconic Green Giant through on-trend, “better-for-you” innovation and excellent brand marketing.  Under Jordan’s leadership, Green Giant has returned to growth and has once again become a leading brand in the frozen food aisle.  A long-time B&G Foods veteran, Jordan knows our entire portfolio of brands intimately and has excellent ideas to revive other brands in our diverse portfolio similar to what he has done to reawaken the Green Giant.  As Chief Commercial Officer, Jordan will be responsible for marketing, strategic and annual planning, and delivery of the overall P&L for the Company,” continued Mr. Romanzi.

Regarding the appointment of Ms. Schum, Mr. Romanzi stated, “Ellen has been a successful food industry sales leader for many years.  I believe she is an excellent choice to lead B&G Foods’ sales and customer service teams and continue to build on the successful customer relationships Vanessa and her team have built over the years.  As Chief Customer Officer, Ellen will be responsible for all sales and trade marketing and be the key customer liaison for the Company.”

Ms. Schum joined B&G Foods in July 2018 as Vice President of U.S. Retail Sales.  Prior to that, Ms. Schum served as Executive Vice President of Sales and Marketing and then Chief Operating Officer of Schuman Cheese.  Ms. Shum started her career in finance at Nabisco and spent 24 years at Nabisco and Kraft Foods in leadership roles of increasing responsibility, first in finance for 5 years, then in sales for 19 years, most recently serving as Area Vice President — East.

Mr. Fritz joins B&G Foods from Ocean Spray, where he served for nine years, most recently as Vice President of Research & Development, Quality, Engineering and Medical Research and before that as Vice President of Manufacturing & Engineering.  Mr. Fritz has also held operations leadership positions at POM Wonderful,

Naked Juice Company, balduccis.com and Michael Foods.  Mr. Fritz began his career at Nabisco where he served for 19 years, including as Head of Operations for the Nabisco US Foods Group.

Mr. Greenberg joined B&G Foods in 1999 and has served in roles of increasing responsibility over that time, including as Vice President of Marketing and his current position as Vice President and General Manager — Green Giant.  Prior to joining B&G Foods, Mr. Greenberg served in the marketing departments of Land O’Lakes and Alpine Lace.

Commenting on Ms. Maskal’s retirement, Mr. Romanzi said, “Vanessa has been a key member of the B&G Foods leadership team for many years and a great help to me as I assimilated into the Company over the past year, for which I will be forever grateful.  All of us at B&G Foods will miss her valuable insights and experience and wish her well in her retirement.”

Commenting on Ms. Maskal’s retirement, Robert C. Cantwell, President and Chief Executive Officer of B&G Foods said, “Vanessa has been a very important member of our management team for almost two decades.  Since assuming responsibility for our sales organization towards the end of 2006 (approximately two years before she also assumed responsibility for our marketing organization), B&G Foods’ net sales have grown from slightly more than $400 million to $1.7 billion, a compound annual growth rate of approximately 12.6%.  Vanessa has played a key role in the integration of numerous acquisitions over the years.  Vanessa has also provided outstanding leadership and has served as a mentor to countless employees.  On behalf of the entire B&G Foods family, I would like to thank Vanessa for all of her hard work and dedication and wish her the best of luck in her retirement and all her future endeavors.”

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to the appointments of new leaders at the Company and the Company’s plans to drive cost-savings, new product innovation and growth.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs

Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on our international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214